Exhibit 4

September 15, 2011

Wells Fargo Shareowner Services
Attn: Marcus Blue, Relationship Manager
161 North Concord Exchange
South St. Paul, MN 55075

Re: Amendment No. 2 to Rights Agreement

Dear Marcus:

As you are aware, The Dolan Company (f/k/a Dolan Media Company) and Mellon Investor Services LLC are parties to that certain Rights Agreement dated as of January 29, 2009, as amended by Amendment No. 1 to Rights Agreement, dated as of March 17, 2010 (as so amended, the “Rights Agreement”). The Dolan Company has removed Mellon Investor Services LLC as Rights Agent under the Rights Agreement effective as of the end of the day on September 15, 2011.

Pursuant to Section 21 of the Rights Agreement, The Dolan Company hereby appoints Wells Fargo Bank, N.A. as the Rights Agent under the Rights Agreement effective as of September 16, 2011, and the Rights Agreement is hereby amended so that all references to “Mellon Investor Services LLC” are replaced with “Wells Fargo Bank, N.A.”

Please acknowledge your acceptance of such appointment and your assumption of the obligations of Rights Agent under the Rights Agreement by executing this letter where indicated below and returning a fully executed copy of this letter to the attention of the undersigned.

Sincerely,

/s/ Renee L. Jackson

Renee L. Jackson
Vice President and General Counsel

ACCEPTED AND AGREED:
Wells Fargo Bank, N.A.

By:	/s/ Marcus J. Blue

Name:	Marcus J. Blue

Title:	Officer – Wells Fargo Bank, N.A.